Exhibit 99.1
Velo3D Announces First Quarter 2024 Financial Results
Successfully Executing on Realignment Priorities
Strong Demand Provides Significant Second Quarter Visibility
Strategic Review Process to Maximize Shareholder Value Remains Ongoing

•Continued sales execution in Q1 2024
▪Bookings of $17 million; 50% of orders from existing customers - $27 million in bookings since mid-December 2023
▪$22 million in backlog exiting Q124
▪Continued defense sector expansion – added 3 new customers in Q124
▪Q2 revenue visibility – expect >30% sequential revenue growth
•Successfully reduced quarterly operating expenses
▪Down 30% year over year – down 15% sequentially (excluding one-time charges)
▪On track for Q224 cost reduction goals
•Operating cash flow – 35% year over year improvement, well positioned to achieve cash flow breakeven in the second half of FY 2024

FREMONT, Calif., May 15, 2024 - Velo3D, Inc. (NYSE: VLD), a leading additive manufacturing technology company for mission-critical metal parts, today announced financial results for its first quarter ended March 31, 2024.

“We were pleased with our first quarter performance as we continued to successfully execute on our strategic priorities,” said Brad Kreger, CEO of Velo3D. “Specifically, we are now just starting to see the benefit of our new go to market initiatives as we booked $17 million in new orders during the quarter. Additionally, we entered the second quarter with $22 million in backlog. We believe this strength reflects the continued customer confidence in our technology as well as our success in expanding our footprint in our core markets, including the defense sector, as we added 3 new defense customers in the first quarter. Our re-alignment efforts are also showing progress as we further reduced our quarterly costs and improved our operational efficiency. We also executed on our initiatives to improve system reliability which is reflected in the fact that approximately 50% of first quarter bookings were from existing customers. Finally, we remain committed to achieving cash flow breakeven in the second half of the year.”

Key highlights related to the company’s strategic initiatives:
•Ensuring customer success / system reliability – resolved 100% of high priority tickets in Q124
•Increased revenue 1H24 visibility through bookings growth – booked $17 million in new orders in Q124 - $27 million since mid-December with approximately 50% of orders from existing customers
•Improved Sapphire printer quality – increased sequential Sapphire XC installation efficiency - >40% reduction in install days and labor
•Improving cash flow and cost structure – successfully reduced year over year operating expenses by 30%, expect sequential quarterly improvement in operating cash flow for FY 2024

“Looking forward, we believe the focus on our key priorities, as well as further executing on our margin and cash flow initiatives, will position us to profitably capitalize on the increasing industry demand for leading-edge additive manufacturing solutions,” concluded Kreger.

($ in Millions, except percentages and per-share data)	1st Quarter 2024	4th Quarter 2023	1st Quarter 2023
GAAP revenue	$9.8	$2.5	$26.7
GAAP gross margin	(28.8)%	(>100)%	9.5%
GAAP net loss[1]	$(28.3)	$(56.1)	$(36.3)
GAAP net loss per diluted share	$(0.11)	$(0.27)	$(0.19)

Non-GAAP net loss[2]	$(20.2)	$(58.6)	$(17.9)
Non-GAAP net loss per diluted share[2]	$(0.08)	$(0.28)	$(0.09)
Cash and Investments	$11	$31	$64

1.Information about Velo3D’s use of non-GAAP information, including a reconciliation to U.S. GAAP, is provided at the end of this release under “Non-GAAP Financial Information”. The non-GAAP financial measures presented in this release should not be considered as the sole measure of the company’s performance and should not be considered in isolation from, or as a substitute for, comparable financial measures calculated in accordance with generally accepted accounting principles accepted in the United States.
2.Non-GAAP net loss and non-GAAP net loss per diluted share exclude stock-based compensation expense, fair value adjustments for the Company’s warrants, contingent earnout and debt derivative liabilities, and loss on extinguishment of debt.

Summary of First Quarter 2024 Results
Revenue for the first quarter was $10 million. Revenue increased compared to the fourth quarter of 2023, primarily driven by an increase in shipments. Given its strong backlog and shipping forecast exiting the first quarter, the company expects revenue growth of more than 30% in the second quarter of 2024. Support services and recurring payment revenue increased sequentially due to a higher number of systems in operation.

Gross margin for the first quarter was negative 29%. While shipments increased sequentially, gross margin primarily reflected the impact of lower fixed cost absorption. The company expects positive gross margin in the second quarter of 2024 as a result of increased system shipments, improvements in its system balance of material costs, benefits from its new long term supply contracts and higher operating and manufacturing efficiency.

GAAP operating expenses for the first quarter were $18.6 million compared to $25.9 million in the fourth quarter of 2023. Non-GAAP operating expenses, excluding re-alignment charges and stock-based compensation expense of $4.5 million, was $14.1 million, down 15% sequentially from the fourth quarter of 2023. The company expects non-GAAP quarterly operating expenses to decline by more than 10% in the second quarter of 2024 compared to the first quarter of 2024 as the company continues to execute on its cost initiatives.

Net loss for the quarter was $28.3 million and reflected a non-cash loss of $3.1 million on the change in the fair value of warrants and contingent earnout liabilities. Non-GAAP net loss, was $20.2 million in the three months ended March 31, 2024. Adjusted EBITDA for the quarter, was a loss of $11.7 million. For more information regarding the company’s non-GAAP financial measures, see “Non-GAAP Financial Information” below.

The company ended the quarter with $11 million in cash, cash equivalents and investments. First quarter cash flow, excluding financing activities, was in line with the company's forecasts and improved more than 35% on a year over year basis. The company continues to expect sequential quarterly improvement in cash flow in 2024.

Guidance
The company continues to expect sequential improvement in revenue, gross margin and operating expenses in the second quarter of 2024. The company also believes the continued execution of its realignment strategy will enable it to reach its goal of free cash flow breakeven in the second half of 2024.

The company’s 2024 guidance is unchanged and is as follows:
•Q2 2024 revenue growth of more than 30%
•FY 2024 revenue in the range of $80 million to $95 million
•Sequential quarterly improvement in gross margin with fourth quarter 2024 gross margin of approximately 30%, excluding non-recurring charges related to its cost reduction initiatives
•Non-GAAP operating expenses of $40 to $50 million

The company will host a conference call for investors this afternoon to discuss its first quarter 2024 financial results at 2:00 p.m. Pacific Time. The call will be webcast and can be accessed from the Events page of the Investor Relations section of Velo3D’s website at ir.velo3d.com.

About Velo3D:
Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2023. For more information, please visit Velo3D.com, or follow the company on LinkedIn or Twitter.

VELO, VELO3D, SAPPHIRE and INTELLIGENT FUSION, are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.
###

Investor Relations:
Velo3D
Bob Okunski, VP Investor Relations
investors@velo3d.com

Media Contact:
Velo3D
Dan Sorensen, Senior Director of PR
dan.sorensen@velo3d.com

Amounts herein pertaining to March 31, 2024 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”). More information on our results of operations for the three months ended March 31, 2024 will be provided upon filing our Quarterly Report on Form 10-Q with the SEC.

Forward-Looking Statements:
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the company’s guidance for the second quarter and full year 2024 (including the company’s estimates for revenue, gross margin and non-GAAP operating expenses), the company's expectations regarding its performance during 2024, the company's strategic realignment and initiatives, the company’s expectations regarding its liquidity and capital requirements, and the company’s other expectations, hopes, beliefs, intentions or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “FY 2023 10-K”), which was filed by the company with the SEC on April 4, 2024 and the other documents filed by the company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the inability of the company to execute its business plan, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its key employees; (2) the company’s ability to continue as a going concern; (3) the company’s ability to maintain its listing on the New York Stock Exchange; (4) the company’s ability to service and comply with its indebtedness; (5) the company’s ability to raise additional capital in the future; (6) the possibility that the company may be adversely affected by other economic, business, and/or competitive factors; and (7) other risks and uncertainties indicated from time to time described in the FY 2023 10-K, including those under “Risk Factors” therein, and in the company’s other filings with the SEC. The company cautions that the foregoing list of factors is not exclusive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
The information in the table below sets forth the non-GAAP financial measures that the company uses in this release. Because of the limitations associated with these non-GAAP financial measures, “Non-GAAP Net Loss”, “EBITDA”, “Adjusted EBITDA” and “Non-GAAP Operating Expenses”, should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The company compensates for these limitations by relying primarily on its GAAP results and using Non-GAAP Net Loss, EBITDA, Adjusted EBITDA, and Non-GAAP Operating Expenses on a supplemental basis. You should review the reconciliation of the non-GAAP financial measures below and not rely on any single financial measure to evaluate the company's business.

The following tables reconcile Net income (loss) to Non-GAAP Net Loss, EBITDA, and Adjusted EBITDA and Total Operating Expenses to Non-GAAP Operating Expenses during the periods below:

Velo3D, Inc.
NON-GAAP Net Loss Reconciliation
(Unaudited)

	Three months ended
	March 31,		December 31,		March 31,
	2024		2023		2023
	(In thousands, except share and per share data)
		% of Rev		% of Rev		% of Rev
Revenues	$9,786	100%	$2,455	100%	$26,687	100%
Gross profit (loss)	(2,815)	(28.8)%	(31,498)	(1283.0)%	2,532	9.5%
Net income (loss)	$(28,314)	(289.3)%	$(56,149)	(2287.1)%	$(36,325)	(136.1)%
Stock-based compensation	5,087	52.0%	5,445	221.8%	6,236	23.4%
(Gain) loss on fair value of warrants	2,620	26.8%	(2,476)	(100.9)%	2,553	9.6%
(Gain) loss on fair value of contingent earnout liabilities	437	4.5%	(12,958)	(527.8)%	9,653	36.2%
Gain on fair value of debt derivative	—	—%	(11,649)	(474.5)%	—	—%
Loss on extinguishment of debt	—	—%	19,197	782.0%	—	—%
Non-GAAP Net loss	$(20,170)	(206.1)%	$(58,590)	(2386.6)%	$(17,883)	(67.0)%

Velo3D, Inc.
NON-GAAP Adjusted EBITDA Reconciliation
(Unaudited)

	Three months ended
	March 31,		December 31,		March 31,
	2024		2023		2023
	(In thousands)
		% of Rev		% of Rev		% of Rev
Revenues	$9,786	100%	$2,455	100%	$26,687	100%
Net income (loss)	$(28,314)	(289.3)%	$(56,149)	(2287.1)%	$(36,325)	(136.1)%
Interest expense	3,897	39.8%	6,140	250.1%	220	0.8%
Tax expense	4	—%	—	—%	—	—%
Depreciation and amortization	4,568	46.7%	4,794	195.3%	1,560	5.8%
EBITDA	(19,845)	(202.8)%	(45,215)	(1841.8)%	(34,545)	(129.4)%
Stock-based compensation	5,087	52.0%	5,445	221.8%	6,236	23.4%
(Gain) loss on fair value of warrants	2,620	26.8%	(2,476)	(100.9)%	2,553	9.6%
(Gain) loss on fair value of contingent earnout liabilities	437	4.5%	(12,958)	(527.8)%	9,653	36.2%
Gain on fair value of debt derivative	—	—%	(11,649)	(474.5)%	—	—%
Loss on extinguishment of debt	—	—%	19,197	782.0%	—	—%
Adjusted EBITDA	$(11,701)	(119.6)%	$(47,656)	(1941.2)%	$(16,103)	(60.3)%

Velo3D, Inc.
NON-GAAP Adjusted Operating Expenses Reconciliation
(Unaudited)

	Three months ended
	March 31,		December 31,		March 31,
	2024		2023		2023
	(In thousands)
		% of Rev		% of Rev		% of Rev
Revenues	$9,786	100%	$2,455	100%	$26,687	100%
Operating expenses
Research and development	5,043	51.5%	9,886	402.7%	10,417	39.0%
Selling and marketing	4,809	49.1%	5,175	210.8%	6,174	23.1%
General and administrative	8,783	89.8%	10,877	443.1%	10,191	38.2%
Total operating expenses	18,635	190.4%	25,938	1056.5%	26,782	100.4%
Stock-based compensation in operating expense	4,503	46.0%	4,780	194.7%	5,970	22.4%
Adjusted operating expenses	$14,132	144.4%	$21,158	861.8%	$20,812	78.0%

Velo3D, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Revenue
3D Printer	$7,660	$513	$24,448
Recurring payment	470	535	575
Support services	1,656	1,407	1,664
Total Revenue	9,786	2,455	26,687
Cost of revenue
3D Printer	9,394	31,455	22,168
Recurring payment	315	398	447
Support services	2,892	2,100	1,540
Total cost of revenue	12,601	33,953	24,155
Gross profit (loss)	(2,815)	(31,498)	2,532
Operating expenses
Research and development	5,043	9,886	10,417
Selling and marketing	4,809	5,175	6,174
General and administrative	8,783	10,877	10,191
Total operating expenses	18,635	25,938	26,782
Loss from operations	(21,450)	(57,436)	(24,250)
Interest expense	(3,897)	(6,140)	(220)
Gain (loss) on fair value of warrants	(2,620)	2,476	(2,553)
Gain (loss) on fair value of contingent earnout liabilities	(437)	12,958	(9,653)
Gain on fair value of debt derivative	—	11,649	—
Loss on extinguishment of debt	—	(19,197)	—
Other income, net	94	(459)	351
Loss before provision for income taxes	(28,310)	(56,149)	(36,325)
Provision for income taxes	(4)	—	—
Net loss	$(28,314)	$(56,149)	$(36,325)

Net loss per share:
Basic	$(0.11)	$(0.27)	$(0.19)
Diluted	$(0.11)	$(0.27)	$(0.19)
Shares used in computing net loss per share:
Basic	260,294,161	207,869,092	189,609,021
Diluted	260,294,161	207,869,092	189,609,021

Net loss	$(28,314)	$(56,149)	$(36,325)
Net unrealized holding gain (loss) on available-for-sale investments	52	156	288
Total comprehensive loss	$(28,262)	$(55,993)	$(36,037)

Velo3D, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7,754	$24,494
Short-term investments	3,151	6,621
Accounts receivable, net	11,653	9,583
Inventories	62,799	60,816
Contract assets	9,906	12,627
Prepaid expenses and other current assets	3,082	4,000
Total current assets	98,345	118,141
Property and equipment, net	15,253	16,326
Equipment on lease, net	5,482	6,667
Other assets	17,068	12,665
Total assets	$136,148	$153,799
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,595	$15,854
Accrued expenses and other current liabilities	6,244	6,491
Debt – current portion	34,300	21,191
Contract liabilities	4,719	5,135
Total current liabilities	60,858	48,671
Long-term debt – less current portion	2,003	11,941
Contingent earnout liabilities	1,893	1,456
Warrant liabilities	14,455	11,835
Other noncurrent liabilities	11,489	11,556
Total liabilities	90,698	85,459
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.00001 par value - 500,000,000 shares authorized at March 31, 2024 and December 31, 2023, 261,704,589 and 258,418,695 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	430,843	425,471
Accumulated other comprehensive loss	(44)	(96)
Accumulated deficit	(385,351)	(357,037)
Total stockholders’ equity	45,450	68,340
Total liabilities and stockholders’ equity	$136,148	$153,799

Velo3D, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,	March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(28,314)	$(36,325)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,567	1,560
Stock-based compensation	5,087	6,236
Loss on fair value of warrants	2,620	2,553
Loss on fair value of contingent earnout liabilities	437	9,653
Changes in assets and liabilities
Accounts receivable	(2,070)	(5,162)
Inventories	2,645	(1,425)
Contract assets	(2,118)	(1,124)
Prepaid expenses and other current assets	1,078	2,776
Other assets	396	247
Accounts payable	(4,199)	(2,694)
Accrued expenses and other liabilities	(218)	(1,848)
Contract liabilities	(416)	(4,583)
Other noncurrent liabilities	(18)	(698)
Net cash used in operating activities	(20,523)	(30,834)
Cash flows from investing activities
Purchase of property and equipment	(6)	(403)
Production of equipment for lease to customers	(1)	(135)
Proceeds from maturities of available-for-sale investments	3,500	21,500
Net cash provided by investing activities	3,493	20,962
Cash flows from financing activities
Proceeds from ATM offering	—	10,458
Proceeds from revolver	—	5,000
Repayment of equipment loans	—	(734)
Issuance of common stock upon exercise of stock options	285	310
Net cash provided by provided by financing activities	285	15,034
Effect of exchange rate changes on cash and cash equivalents	5	(6)
Net change in cash and cash equivalents	(16,740)	5,156
Cash and cash equivalents and restricted cash at beginning of period	25,294	32,783
Cash and cash equivalents and restricted cash at end of period	$8,554	$37,939

Supplemental disclosure of cash flow information
Cash paid for interest	$556	$220
Supplemental disclosure of non-cash information
Unpaid liabilities related to property and equipment	(59)	(16)
Equipment for lease to customers returned to inventory	912	—

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets to the total of such amounts shown on the condensed consolidated statements of cash flows:

	Three Months Ended
	March 31,	March 31,
	2024	2023

Cash and cash equivalents	$7,754	$37,139
Restricted cash (Other assets)	800	800
Total cash and cash equivalents, and restricted cash	$8,554	$37,939